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                                   EXHIBIT 11

                              SMARTIRE SYSTEMS INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE

                                               Three Months Ended                Nine Months Ended
                                             April 30,       April 30,        April 30,       April 30,
                                                 2000            1999             2000            1999
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
($000's except per share data)

Net income (loss)                               9,615         (10,102)           4,799         (14,569)
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Weighted average number
of common shares                           13,858,190       9,810,100       12,713,247       9,751,545
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Basic income (loss) per share                     .69           (1.02)             .38           (1.49)
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Fully diluted weighted average
number of common shares                    15,094,518       9,810,100       13,698,425       9,751,545
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Fully diluted income (loss) per share             .64           (1.02)             .36           (1.49)
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